EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

FIRST QUARTER OPERATING RESULTS

McLean, VA, April 7, 2006 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for its first fiscal quarter ended February 26, 2006.

Net shipments for the quarter increased 2.3% to $67.0 million, compared to $65.5 million for the comparable prior year period. Gross profit improved to 34.7% of net shipments, compared to 30.9% of net shipments for the first quarter of 2005, as price increases announced in the late fall took effect during the quarter, manufacturing efficiencies improved somewhat, and higher margin retail shipments grew faster than manufacturing segment shipments.

Selling and administrative expenses for the quarter were $27.7 million, compared to $25.1 million in the prior year quarter, principally due to higher retail selling expenses associated with increased sales and higher store occupancy expense from new stores opened in 2005 and 2006. Interest expense increased $619,000 due to higher interest rates, higher outstanding balances, and the write-off of unamortized loan fees in connection with the re-financing of debt during the quarter. Other income, net, declined by $547,000; the Company had recognized approximately $680,000 in 2005 on a settlement of litigation.

Net loss from continuing operations for the quarter was $(3.4) million or $(0.25) per share, compared to a net loss in the prior year quarter of $(2.9) million or $(0.22) per share. Net loss for the quarter was $(3.4) million or $(0.25) per share, compared to a net loss of $(149,000) or $(0.01) per share in the same period of the prior year, as the Company recognized a $2.7 million gain, net of taxes, in 2005’s first quarter from the sale of a real estate investment property.

“During the first quarter we made progress in implementing cost reductions in our manufacturing operations. We also increased our prices in response to raw material price increases.” stated Gerald M. Birnbach, Chairman and President. “However, incoming orders have further declined during the first quarter, and we are taking steps to address this issue. In the last few weeks, we have eliminated approximately 200 positions and commenced implementing other efficiencies and cost reductions which in total we expect to result in approximately $5.9 million in savings over the remainder of the fiscal year at our manufacturing unit. This is in addition to cost reductions taken at our manufacturing unit this past October and January, which are expected to result in annual savings of approximately $2.8 million. I have also reduced my own salary in half starting April 1, 2006. With the help of the consultants we brought in late last year, we continue to review ways to improve our operations; and if business conditions weaken further, we will take additional steps to keep our costs in line.”

Morgan Joseph & Co., the Company’s financial advisor, is in discussions with a number of parties who have expressed preliminary interest in providing capital to the Company, and is also evaluating other potential transactions to raise funds for the Company.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 70 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Garry Angle, Vice-President and Treasurer
540-444-5032

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 AND FEBRUARY 27, 2005

UNAUDITED

	Three Months Ended
	February 26, 2006	February 27, 2005
	(in thousands, except per share amounts)
Net shipments	$67,049	$65,511
Cost of shipments	43,778	45,240

Gross profit	23,271	20,271
Selling and administrative expenses	27,656	25,128

Operating loss	(4,385)	(4,857)
Interest expense	(1,141)	(522)
Other income, net	241	788

Loss from continuing operations before taxes	(5,285)	(4,591)
Tax benefit	(1,919)	(1,689)

Net loss from continuing operations	(3,366)	(2,902)

Discontinued operations:
Earnings from discontinued real estate operations, net of tax expense of $43	—	70

Gain on disposal of Sylmar investment property, net of tax expense of $1,680	—	2,683

Net loss	$(3,366)	$(149)

Net loss from continuing operations per common share	$(0.25)	$(0.22)

Net loss per common share	$(0.25)	$(0.01)

Weighted average common shares	13,290	13,274

Net loss from continuing operations per common share assuming dilution	$(0.25)	$(0.22)

Net loss per common share assuming dilution	$(0.25)	$(0.01)

Weighted average common shares and equivalents	13,290	13,274